UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                              Plains Resources Inc.
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    726540503
                                    ---------
                                 (CUSIP Number)

                                  July 15, 2004
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 726540503                    13G                    Page 2 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Management, LP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,397,400
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,397,400
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,397,400
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 726540503                    13G                    Page 3 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Advisors, Inc.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,397,400
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,397,400
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,397,400
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 726540503                    13G                    Page 4 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Atul Khanna
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,397,400
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,397,400
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,397,400
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 726540503                    13G                    Page 5 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan Baron
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,397,400
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,397,400
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,397,400
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:
----------          ---------------

The name of the issuer is Plains Resources Inc., a Delaware corporation (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------

The Company's principal executive office is located at 700 Milam Street, Suite 3100, Houston, Texas 77002.

Item 2(a):          Name of Person Filing:
----------          ----------------------

This Schedule 13G is filed by:

     (i) Rockbay Capital Management, LP, a Delaware limited partnership (the "Investment Advisor"), which serves as investment advisor to certain hedge funds (the "Funds"), with respect to shares of Common Stock (as defined in Item 2(d)) directly owned by the Funds (the "Shares");

     (ii) Rockbay Capital Advisors, Inc., a Delaware corporation (the "General Partner"), which serves as the general partner of the Investment Advisor and controls its business activities, with respect to the Shares;

     (iii) Mr. Atul Khanna ("Mr. Khanna"), who serves as the Chief Executive Officer of the General Partner and exercises control over its business activities, with respect to the Shares; and

     (iv) Mr. Jonathan Baron ("Mr. Baron"), who serves as the Senior Managing Director of the General Partner and, along with Mr. Khanna, exercises control over its business activities, with respect to the Shares.

The Investment Advisor, the General Partner, Mr. Khanna and Mr. Baron are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):          Address of Principal Business Office or, if None, Residence:
----------          ------------------------------------------------------------

The address of the principal business office of each of the Reporting Persons is 600 Fifth Avenue, 24th Floor, New York, New York 10020.

Item 2(c):          Citizenship:
----------          ------------

The Investment Advisor is organized as a limited partnership under the laws of the State of Delaware. The General Partner is organized as a corporation under the laws of the State of Delaware. Mr. Khanna and Mr. Baron are each United States citizens.

Item 2(d):          Title of Class of Securities:
----------          -----------------------------

Common Stock, $0.10 par value ("Common Stock").

Item 2(e):          CUSIP Number:
----------          -------------

726540503

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
-------             --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    ------------------------------------------------------

     A.   [ ]  Broker or dealer registered under Section 15 of the Act,
     B.   [ ]  Bank as defined in Section 3(a)(6) of the Act,
     C.   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
     D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     E.   [ ]  Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
     F.   [ ]  Employee Benefit Plan or Endowment Fund in accordance with 13d-1
               (b)(1)(ii)(F),
     G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
     H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
     J.   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:             Ownership:
-------             ----------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

A.   Rockbay Capital Management, LP
     ------------------------------
     (a) Amount beneficially owned: 1,397,400
     (b) Percent of class: 5.7%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 24,520,183 shares of Common Stock stated to be issued and outstanding as of June 14, 2004 in the Company's Proxy Statement on Schedule 14A filed on June 23, 2004.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 1,397,400
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 1,397,400

B.   Rockbay Capital Advisors, Inc.
     ------------------------------
     (a) Amount beneficially owned: 1,397,400
     (b) Percent of class: 5.7%.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 1,397,400
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 1,397,400

C.   Atul Khanna
     -----------
     (a) Amount beneficially owned: 1,397,400
     (b) Percent of class: 5.7%.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 1,397,400
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 1,397,400

D.   Jonathan Baron
     --------------
     (a) Amount beneficially owned: 1,397,400
     (b) Percent of class: 5.7%.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 1,397,400
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 1,397,400

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

Not applicable.

Item 8:             Identification and Classification of Members of the Group:
-------             ----------------------------------------------------------

Not applicable.

Item 9:             Notice of Dissolution of Group:
-------             -------------------------------

Not applicable.

Item 10:            Certification:
--------            --------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 20, 2004


                                        ROCKBAY CAPITAL MANAGEMENT, LP

                                        By: Rockbay Capital Advisors, Inc.,
                                            its general partner

                                        By: /s/ Atul Khanna
                                            ------------------------------
                                            Name:  Atul Khanna
                                            Title: Chief Executive Officer


                                        ROCKBAY CAPITAL ADVISORS, INC.

                                        By: /s/ Atul Khanna
                                            ------------------------------
                                            Name:  Atul Khanna
                                            Title: Chief Executive Officer


                                        /s/ Atul Khanna
                                        ------------------------------
                                        Atul Khanna


                                        /s/ Jonathan Baron
                                        ------------------------------
                                        Jonathan Baron






                         [SIGNATURE PAGE TO SCHEDULE 13G
                                 WITH RESPECT TO
                             PLAINS RESOURCES INC.]

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated July 20, 2004, by and among Rockbay Capital Management, LP, Rockbay Capital Advisors, Inc., Atul Khanna and Jonathan Baron.